Exhibit 8.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com
June 20, 2006
Board of Directors
ConocoPhillips
600 North Dairy Ashford
Houston, Texas 77079
Ladies and Gentlemen:
     We have acted as counsel to ConocoPhillips, a Delaware corporation (the “Company”), in connection with the preparation and filing of a registration statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”) on the date hereof, pursuant to the Securities Act of 1933, as amended (the “Act”), filed by the Company and Permian Basin Royalty Trust, an express trust under the Texas Trust Act (the “Trust”). The Registration Statement relates to the offering from time to time of 9,620,741 units of beneficial interest of the Trust (the “Trust Units”) by the Company. All capitalized terms which are not defined herein shall have the meanings assigned to them in the Registration Statement.
     In arriving at the opinion expressed below, we have examined the Registration Statement, including the prospectus included therein and the documents incorporated by reference therein, and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. As to any facts material to the opinion expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers, trustees, and other representatives of the Company, the Trust and others.
     Based on the foregoing, and subject to the limitations and qualifications set forth herein, we are of the opinion that the description of the United States federal income tax consequences appearing under the heading “Material Federal Income Tax Consequences” in the prospectus forming part of the Registration Statement accurately describes the material United Stated federal income tax consequences to holders of the Trust Units under existing law and subject to the qualifications and assumptions stated therein.
     The opinion set forth above is based upon our interpretations of current United States federal income tax law, including court authority and existing Final and Temporary Regulations, which are subject to change both prospectively and retroactively, and upon the facts and assumptions discussed herein. This opinion letter is limited to the matters set forth herein, and no opinions are intended to be

June 20, 2006

implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court. Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under section 7 of the Act or the rules and regulations of the Commission issued thereunder.
Very truly yours,

          /s/ Andrews Kurth LLP